DATED:    December 11, 2020

FOURTH AMENDED SCHEDULE A

TO THE

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

BETWEEN ADVISERS INVESTMENT TRUST

AND

J O HAMBRO CAPITAL MANAGEMENT LIMITED

Name of Fund	Compensation*
JOHCM International Select Fund	Annual rate of 0.89% of the average daily net assets of the Fund.

JOHCM Emerging Markets Opportunities Fund	Annual rate of 0.90% of the average daily net assets of the Fund.

JOHCM Global Equity Fund	Annual rate of 0.89% of the average daily net assets of the Fund.

JOHCM International Small Cap Equity Fund	Annual rate of 1.05% of the average daily net assets of the Fund.

JOHCM Emerging Markets Small Mid Cap Equity Fund	Annual rate of 1.30% of the average daily net assets of the Fund.

JOHCM International Opportunities Fund	Annual rate of 0.75% of the average daily net assets of the Fund.

JOHCM Global Income Builder Fund	Annual rate of 0.67% of the average daily net assets of the Fund.

JOHCM Credit Income Fund	Annual rate of 0.55% of the average daily net assets of the Fund

Advisers Investment Trust

By:	/s/ Barbara J. Nelligan
Name:	Barbara J. Nelligan
Title:	President

J O Hambro Capital Management Limited

By:	/s/ Jonathan Weitz
Name:	Jonathan Weitz
Title:	COO, US

J O Hambro Capital Management Limited

By:	/s/ S D Lynn
Name:	S D Lynn
Title:	Director

*	All fees are computed daily and paid monthly.